Filed Pursuant to Rule 424(b)(3)
Registration No. 333-111153

Up to 1,400,000 Shares of Common Stock

FIRST METROPLEX CAPITAL, INC.

FIRST SUPPLEMENT DATED AUGUST 2, 2004
TO PROSPECTUS DATED APRIL 30, 2004

        The prospectus provides that we will offer and sell our common stock on a best-efforts basis through Patrick Adams, our President and Chief Executive Officer, and may also utilize our other executive officers and organizers to offer and sell our common stock, subject to compliance with applicable federal and state securities laws. In addition, we may offer and sell our common stock through broker-dealers in certain states where our executive officers or organizers are not currently licensed under the applicable state securities laws to offer and sell our common stock. We intend to utilize Penson Financial Services, Inc. to offer and sell our common stock in the State of Oklahoma and may utilize Penson Financial Services, Inc. or other broker-dealers in other states in which our executive officers or organizers are not licensed to offer and sell our common stock, subject to compliance with the applicable securities laws of those states. Neither Penson Financial Services, Inc. nor any other broker-dealer or other person will receive any commission or other compensation in connection with the offering, although we will reimburse reasonable out-of-pocket expenses incurred by such broker-dealers or other persons authorized to offer and sell our common stock in connection with the offering.

        The prospectus further provides that the offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m., Central Standard Time on September 30, 2004, whichever occurs first, unless we extend the offering to a subsequent date that we determine at the time of the extension, but in no event beyond March 31, 2005. Consistent with these time periods, we may, in our sole discretion, conduct multiple closings of the offering once the minimum offering amount is raised and we have received all required regulatory approvals to organize the bank.